Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-184412) on Form S-8 of the 1st Constitution Bank 401(k) Retirement Savings Plan of our report dated June 09, 2020, relating to the financial statements and supplemental schedule of the 1st Constitution Bank 401(k) Retirement Savings Plan, which appears in this Annual Report on Form 11-K of 1st Constitution Bank 401(k) Retirement Savings Plan for the year ended December 31, 2019.

/s/ Hancock Askew & Co., LLP

Peachtree Corners, Georgia
June 09, 2020